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                                                               Exhibit 26(d)(10)

OVERLOAN PROTECTION AGREEMENT

This agreement is a part of the policy      If the agreement is exercised, the
to which it is attached and is subject      policy will not terminate because
to all its terms and conditions. This       of a policy loan, when the policy's
agreement is effective as of the            cash surrender value, or when
original policy date of this policy         applicable, the accumulation value
unless a different effective date is        less policy loan, is insufficient to
shown on the policy data pages.             cover the monthly policy charges.
                                            The policy will automatically become
WHAT DOES THIS AGREEMENT PROVIDE?           paid-up life insurance.

This agreement provides that your           WHAT IS THE CHARGE FOR THIS
policy will not terminate because of a      AGREEMENT?
policy loan even if the accumulation
value is insufficient to cover policy       When you exercise this agreement,
charges. If all the conditions              we will assess a one-time charge
described below are satisfied, you          against your accumulation value. The
may exercise this agreement and we          charge will not exceed the amount
will guarantee that your policy will not    shown on the policy data pages.
terminate.                                  There is no charge for this
                                            Agreement if it is never exercised.
WHAT CONDITIONS MUST BE MET IN
ORDER TO EXERCISE THIS AGREEMENT?           WHAT IS THE EFFECTIVE DATE OF THE
                                            EXERCISE OF THIS AGREEMENT?
   (1)  The death benefit qualification
        test on your policy must be the     The exercise of this agreement will
        guideline premium test.             be effective on the first monthly
                                            policy anniversary on or following
   (2)  Your policy must have the Level     the day we approve your request
        Death Benefit Option. If your       to exercise this agreement.
        policy does not have this option
        when you exercise the               ARE THERE ANY RESTRICTIONS ON THE
        agreement, we will change your      ALLOCATION OF YOUR ACCUMULATION
        option to the Level option.         VALUE?

   (3)  Your policy cannot be a             When you exercise this agreement
        modified endowment contract.        and this agreement is attached to:

   (4)  The insured must be at least 75        (1)  a variable policy, we will
        years of age and less than 99               transfer all of your
        years of age.                               separate account
                                                    accumulation value to the
   (5)  Your policy must have been in               guaranteed interest account.
        force for at least 15 years.
                                               (2)  an indexed policy, we will
   (6)  The policy loan plus any unpaid             transfer your accumulation
        policy loan interest must equal             value that is in any indexed
        or exceed the current face                  account segment into a fixed
        amount.                                     account at the next segment
                                                    anniversary date.
   (7)  The policy loan including any
        unpaid policy loan interest            (3)  a policy other than a
        cannot exceed 99.9% of the                  variable or an indexed
        accumulation value after the                policy, we will not restrict
        charge for this agreement is                the allocation of your
        assessed.                                   accumulation value.

   (8)  If any agreements are attached      ARE THERE OTHER RESTRICTIONS THAT
        to your policy, they will           EXIST AFTER YOU EXERCISE THIS
        terminate when you exercise         AGREEMENT?
        this agreement.
                                            After you exercise this agreement,
   (9)  The cumulative sum of all           you may not:
        partial surrenders on your
        policy must be greater than or         (1)  request any new policy
        equal to the sum of premiums                loans; or
        paid.
                                               (2)  pay any additional premiums;
   (10) The guideline level premium                 or
        (under the guideline premium
        test) must be greater than zero.       (3)  request any policy changes;
                                                    or
   (11) We cannot be waiving
        premiums under the Waiver of           (4)  request any transfers from
        Premium Agreement or waiving                the guaranteed interest
        charges under the Waiver of                 account to the separate
        Charges Agreement,                          account for variable
                                                    policies; or
   (12) You cannot have exercised the
        Accelerated Benefit Agreement.         (5)  request any transfers from a
                                                    fixed account to an indexed
HOW MAY YOU EXERCISE THIS AGREEMENT?                account for indexed
                                                    policies.
If the above conditions are satisfied,
you may exercise this agreement by          Once the benefit is exercised, we
sending us a written request.               will notify you of any changes to
                                            your policy.
If your policy is in the grace period,
we will send you, and any assignee of
record, at the last known addresses, a
written notice at least 31 days in
advance of the end of the grace
period, notifying you of your right to
exercise this agreement and the time
frame for exercise.

ICC14-20003    Overloan Protection Agreement    Minnesota Life Insurance Company

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WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

   (1)  the date this policy is
        surrendered or otherwise
        terminates; or

   (2)  the date we receive your
        written request to cancel this
        agreement; or

   (3)  the date you request an
        Accelerated Benefit
        Agreement payment.

May this agreement be reinstated?

Yes. If your policy has been
reinstated, this agreement will also be
reinstated.

[Gary R. Christensen      Robert Senkler
     Secretary              President]